Exhibit 10

ESCROW AGREEMENT

This Escrow Agreement is entered into as of September 20, 2007 by and among NetScout Systems, Inc., a Delaware corporation (“NetScout”), Silver Lake Partners, L.P., a Delaware limited partnership (the “Stockholders Representative No. 1”), TPG Starburst IV, LLC, a Delaware limited liability company (the “Stockholders Representative No. 2” and together with the Stockholders Representative No. 1, the “Stockholders Representatives”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, NetScout and Network General Central Corporation, a Delaware corporation (“NetGen”), have entered into an Agreement and Plan of Merger dated September 19, 2007 (as amended from time to time, the “Merger Agreement”) by and among NetGen, Network General Corporation, NetScout, a subsidiary of NetScout and the Stockholders Representatives, pursuant to which such subsidiary of NetScout will be merged (the “Merger”) with and into NetGen, which, as the surviving corporation (the “Surviving Corporation”), will become a wholly-owned subsidiary of NetScout;

WHEREAS, the Merger Agreement provides that an escrow fund will be established to secure the indemnification obligations of the stockholders of NetGen receiving merger consideration pursuant to the Merger Agreement (collectively, the “Indemnifying Stockholders”); and

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                    Consent of Indemnifying Stockholders; Appointment of the Escrow Agent; NetScout Deliverables. Each of the Indemnifying Stockholders will, by virtue of the approval of the Merger Agreement by the stockholders of NetGen and the execution by such Indemnifying Stockholder of a Letter of Transmittal, consent, severally and not jointly, to: (a) the establishment of this escrow to secure the Indemnifying Stockholders’ indemnification obligations under Article IX of the Merger Agreement in the manner set forth herein and therein, (b) the appointment of the Stockholders Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Indemnifying Stockholder, (c) the taking by the Stockholders Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by the Stockholders Representatives under this Agreement and (d) all of the other terms, conditions and limitations in this Agreement. NetScout and the Stockholders Representatives hereby jointly appoint Escrow Agent as escrow agent, and Escrow Agent hereby agrees to act as escrow agent hereunder and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. NetScout will deliver to the Escrow Agent (i) a copy of the execution form of the Merger Agreement, which will be attached to this Escrow Agreement as Exhibit A (solely for the purpose of providing definitions for the capitalized terms used herein) and (ii) a written certificate setting forth the “Closing Date” under the Merger Agreement.

2.	Escrow and Indemnification.

(a)     Escrow Fund. Pursuant to Section 3.01 of the Merger Agreement, the Escrow Cash and the Escrow Shares of each Indemnifying Stockholder, as applicable, shall be delivered by NetScout (on behalf of the Indemnifying Stockholders) to the Escrow Agent as provided below. Escrow Cash in the amount of $10 million shall be delivered by NetScout by wire transfer of immediately available funds promptly after the Closing (and, in any event, no later than the Closing Date) to an account designated by the Escrow Agent prior to the Closing Date, and the Escrow Shares shall be delivered by NetScout as soon as practicable after the Closing and in any event within three (3) Business Days after the Closing Date. The Indemnifying Stockholders’ interest in the Escrow Cash and Escrow Shares will not be pro rata as, to the extent provided by the Merger Agreement, some Indemnifying Stockholders will not have any rights to receive the Escrow Shares. Prior to the Closing Date, NetScout and the Stockholders Representatives will deliver to the Escrow Agent a completed version of Attachment A, which will identify the name and address of the Indemnifying Stockholders, their percentage interest in the Escrow Cash, Escrow Shares (if applicable) and total Escrow Fund. The Escrow Shares shall be in the form of a single certificate registered in the name of “Embassy & Co.” as nominee for the Escrow Agent. On the day of receipt of the Escrow Shares and/or the Escrow Cash by the Escrow Agent, the Escrow Agent shall deliver a certificate signed by an authorized representative of the Escrow Agent to each of NetScout and the Stockholders Representatives acknowledging receipt of the Escrow Shares and/or the Escrow Cash. The Escrow Shares, the Escrow Cash and any further items deposited into the Escrow Fund in accordance with the terms hereof are referred to herein as the “Escrow Fund” it being understood that Taxable Income (as defined in Section 4(b)) shall not constitute part of the Escrow Fund for purposes of this Agreement and the Merger Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Any Escrow Cash in the Escrow Fund shall be invested in accordance with Section 4. The Escrow Agent agrees to hold the Escrow Fund in an escrow account subject to the terms and conditions of this Agreement for the benefit of NetScout and for the pro rata benefit of the Indemnifying Stockholders according to their percentage interest therein, as set forth on Attachment A.

(b)     Indemnification. Subject to the terms and conditions of Article IX of the Merger Agreement, the Indemnifying Stockholders have agreed to severally and not jointly (based on their respective Pro Rata Shares) indemnify and hold harmless the NetScout Indemnified Parties as provided in the Merger Agreement. The Escrow Fund shall be security for such indemnity obligations of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement.

(c)     Transferability. The respective interests of each Indemnifying Stockholder in the Escrow Fund shall not be assignable or transferable by such Indemnifying Stockholder, other than (i) to Permitted Transferees of such Indemnifying Stockholder or (ii) by operation of law. Notice of any such assignment or transfer to a Permitted Transferee or by operation of law shall be given to NetScout, and no such assignment or transfer shall be valid until such notice is given. For purposes of this Agreement, a “Permitted Transferee” means, with respect to any Indemnifying Stockholder, (A) any Affiliate (other than an individual) of such Indemnifying Stockholder, (B) any stockholder, general or limited partner, director, officer, managing or non-managing member or employee of such Indemnifying Stockholder and the direct and indirect owners of any of the foregoing entities, (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the individuals referred to in clause (B), (D) for estate planning purposes, any trust, the beneficiaries of which include only (1) such Indemnifying Stockholder, (2) Permitted Transferees referred to in clauses (A), (B) and (C) and (3) spouses (including former spouses) and lineal descendants (including by adoption) of Permitted Transferees referred to in clause (B), and (E) a corporation, partnership, limited liability company or similar entity, a majority of the equity of which is owned and Controlled by such Indemnifying Stockholder and/or Permitted Transferees referred to in clauses (A), (B), (C) and (D). NetScout will deliver to the Escrow Agent a revised and dated Attachment A reflecting any transfers under this Section 2(c), and the transferee Indemnifying Stockholder shall comply with Section 4(c).

(d)     Dividends. Any cash dividend, dividend payable in securities or other distribution of any kind in respect of the Escrow Shares (but excluding any shares of NetScout capital stock received upon a stock split or stock dividend) shall, subject to compliance with Section 4(c), be promptly paid by the Escrow Agent to the Indemnifying Stockholders to which such Escrow Shares relate, with each such Indemnifying Stockholder being paid an aggregate value equal to the product of (i) such Indemnifying Stockholder’s “Percentage Interest in Escrow Shares” as set forth on Attachment A and (ii) the aggregate value of such dividend and/or other distribution. All such dividends and distributions shall be promptly delivered by the Escrow Agent to each such Indemnifying Stockholder by first class mail (and, in the case of cash distributions, in the form of a check) to the address for each such Indemnifying Stockholder as set forth on Attachment A. Any shares of NetScout Common Stock received by the Escrow Agent upon a stock split made in respect of any securities in the Escrow Fund shall be added to the Escrow Fund and become a part thereof.

(e)     Voting. The Escrow Shares shall be voted by the Escrow Agent in accordance with the instructions received by the Escrow Agent from the Indemnifying Stockholders to which such shares relate. In the absence of such instructions, the Escrow Agent shall be under no obligation to vote such shares. The Escrow Agent need not forward proxy information, annual or other reports or other information received from NetScout with respect to the Escrow Shares.

(f)      Right to Substitute  Cash and/or NetScout Indebtedness to Sponsors; Prepayment. The Stockholders Representatives shall, upon the receipt of a written request by an Indemnifying Stockholder that has Escrow Shares attributable thereto in the Escrow Fund, have the right from time to time, prior to the release of the Escrow Fund to the Indemnifying Stockholders in accordance with the terms hereof, to substitute cash for any or all of the Escrow Shares attributable to such Indemnifying Stockholder retained in the Escrow Fund, with each Escrow Share valued at the Reference Price. Additionally, the Stockholders Representatives shall, upon the receipt of a written request by any Indemnifying Stockholder that is a Sponsor, have the right from time to time, prior to the release of the Escrow Fund to the Indemnifying Stockholders in accordance with the terms hereof, to substitute the Escrow Cash deposited in the

Escrow Fund on behalf of such Sponsor with NetScout Indebtedness to Sponsors in an aggregate principal amount (excluding all accrued and unpaid interest and premium thereon) equal to such substituted Escrow Cash; provided, however, that the NetScout Indebtedness to Sponsors in the Escrow Fund in respect of such Sponsor may not exceed fifty percent (50%) of the value of the portion of the Escrow Fund consisting of Escrow Consideration of such Sponsor as of the time of any substitution. In order to effect any substitution of Escrow Consideration pursuant to this Section 2(f), the Stockholders Representatives shall deliver written notice to the Escrow Agent and NetScout, indicating the name of each Indemnifying Stockholder effecting such substitution of Escrow Consideration and the type and amount of Escrow Consideration to be substituted by such Indemnifying Stockholder in accordance with this Section 2(f). Promptly after receipt of such written notice, NetScout shall deliver to the Escrow Agent and the Stockholders Representatives a revised and dated Attachment A, reflecting the substitution of Escrow Consideration detailed in such written notice, including any updates to the “Percentage Interest in Escrow Cash” and “Percentage Interest in Escrow Shares” of each Indemnifying Stockholder and noting, as applicable, the amount of NetScout Indebtedness to Sponsors constituting Escrow Consideration in respect of any Indemnifying Stockholder. NetScout Indebtedness to Sponsors substituted for Escrow Cash pursuant to this Section 2(f) may be used by the Escrow Agent to satisfy escrow claims for which such Sponsor is responsible pursuant to the terms of this Agreement and the Merger Agreement. In the event of any substitution of NetScout Indebtedness to Sponsors pursuant to this Section 2(f), the Stockholders Representatives will deliver to the Escrow Agent the note(s) evidencing such NetScout Indebtedness to Sponsors, along with a certification of principal amount outstanding thereon as of the date of substitution. In the event of any substitution of (i) Escrow Shares for cash or (ii) Escrow Cash for NetScout Indebtedness to Sponsors in accordance with this Section 2(f), in either case, such substituted Escrow Consideration shall be promptly (but in any event within three (3) Business Days) delivered by the Escrow Agent to the applicable Indemnifying Stockholder based on his, her or its percentage interest therein, and to the account or address, as applicable, of such Indemnifying Stockholder identified in the notice previously delivered by such Indemnifying Stockholder to the Stockholders Representatives. NetScout shall have the right to substitute all of the NetScout Indebtedness to Sponsors deposited in the Escrow Fund with cash by providing notice of prepayment of such NetScout Indebtedness to Sponsors to the Escrow Agent and the Stockholders Representatives and prepaying the same in accordance with its terms, in which case NetScout will deliver to the Escrow Agent a revised and dated Attachment A reflecting any such payment and the corresponding changes to the “Percentage Interest in Escrow Cash” of each Indemnifying Stockholder. For the avoidance of doubt, any interest or premium payable in respect of the NetScout Indebtedness to Sponsors shall be payable to the named obligee thereof in accordance with its terms and shall not be held in the Escrow Fund.

(g)     Reference Price. Each share of NetScout Common Stock held in the Escrow Fund shall have an agreed value equal to the NetScout Common Stock Value (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events) (the “Reference Price”). The Escrow Agent is granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. In the event that any securities or other property (including cash) are issued in respect of Escrow Shares, in a merger, recapitalization, spinoff or other transaction, the value of one Escrow Share and the securities distributed in respect of such share shall have an agreed value equal to the Reference Price, and any distribution of an Escrow Share to a NetScout Indemnified Party or to the Indemnifying Stockholders otherwise required to be made shall be accompanied by the securities or other property so received in respect of such Escrow Share. Any substitution of Escrow Consideration pursuant to Section 2(f), whether at the request of the Stockholder Representative or NetScout, shall be accompanied by a calculation of the Reference Price in support of such substitution, and the Escrow Agent shall have no liability for relying on such calculation in effecting any substitution hereunder.

3.	Disbursement of Escrow Fund.

(a)     Disbursement by Escrow Agent. The Escrow Agent shall disburse the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both NetScout and the Stockholders Representatives and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either NetScout or the Stockholders Representatives, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, or (iii) the provisions of Sections 3(b) and 3(c) hereof. In the event of any disbursement from the Escrow Fund to any NetScout Indemnified Party pursuant to Article IX of the Merger Agreement in connection with any breach by any Indemnifying Stockholder of the representations and warranties set forth in such Indemnifying Stockholder’s Letter of Transmittal, the parties shall deliver to the Escrow Agent a revised and dated Attachment A, adjusting the percentages set forth on Attachment A pro rata to reflect the reduction of the Escrow Fund that corresponds to such Indemnifying Stockholder.

(b)     Disbursements Prior to Termination Date. Upon receipt of a written request by NetScout and the Stockholders Representatives pursuant to Section 9.03 of the Merger Agreement instructing the Escrow Agent to disburse all or a portion of the Escrow Fund to the identified NetScout Indemnified Parties, the Escrow Agent shall disburse such requested amounts to such NetScout Indemnified Parties within three (3) Business Days after receipt of such request.

(c)     Disbursement Following the Termination Date. Within three (3) Business Days after the fifteen-month anniversary of the Closing Date (the “Termination Date”), the Escrow Agent shall distribute to the Indemnifying Stockholders all of the remaining Escrow Fund in accordance with Attachment A. Notwithstanding the foregoing, if NetScout has delivered to the Escrow Agent at any time prior to the Termination Date, (i) a copy of a Claim Notice and the Escrow Agent has not received written notice signed by both NetScout and the Stockholders Representatives indicating the resolution of the claim covered thereby, or (ii) a copy of an Expected Claim Notice and the Escrow Agent has not received written notice signed by both NetScout and the Stockholders Representatives indicating the resolution of the anticipated claim covered thereby, then to the extent that such Claim Notice or Expected Claim Notice was received by the Escrow Agent prior to 4 p.m. Eastern time on the Termination Date (provided, however, if the Termination Date is not a business day for the Escrow Agent, then 4 p.m. Eastern time on the next succeeding business day), there shall be deducted from the amount to be distributed an amount equal to any unresolved Claimed Amount covered by a Claim Notice or equal to the estimated amount of Damages set forth in an unresolved Expected Claim Notice, as the case may be, and the Escrow Agent shall retain in escrow the amount so deducted after the Termination Date. Any funds so retained in escrow shall be disbursed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof. The Escrow Agent may rely conclusively on any Claim Notice or Expected Claim Notice it receives hereunder or any notice regarding the resolution of any claim or anticipated claim and it will be presumed that any such notice satisfies the conditions set forth herein. Furthermore, the Escrow Agent shall have no responsibility to determine if any claim or resolution notice received hereunder satisfies the conditions set forth in the Merger Agreement for making a claim, including whether there is a basis for making a claim, whether the claim is set forth in sufficient detail, or that a copy of any notice was sent to or received by any other person including the Indemnifying Stockholders or the Stockholders Representatives. When determining the amount of Escrow Shares to retain to satisfy any matters identified in a Claim Notice or Expected Claim Notice, the Escrow Agent may request a calculation of the Reference Price for the Escrow Shares and the Escrow Agent shall have no liability for relying on such calculation in retaining or releasing Escrow Shares.

(d)	Composition of Distributions.

(i)          Each distribution from the Escrow Fund to a NetScout Indemnified Party (x) shall be made in proportion, at the time of such distribution, to the Total Escrow Mix, (y) shall be allocated among the interests of the Indemnifying Stockholders in the Escrow Fund in proportion to the “Total Percentage of Escrow Fund” of each Indemnifying Stockholder as set forth on Attachment A and (z) with respect to each Indemnifying Stockholder, shall be allocated between the Escrow Cash of such Indemnifying Stockholder (by reference to such Indemnifying Stockholder’s “Percentage Interest in Escrow Cash” as set forth on Attachment A) and, if applicable, the Escrow Shares of such Indemnifying Stockholder (by reference to such Indemnifying Stockholder’s “Percentage Interest in Escrow Shares” as set forth on Attachment A) in proportion to the relative value of such Escrow Cash and such Escrow Shares (valued at the Reference Price); provided that, for purposes of the allocations prescribed by the preceding clause (z), NetScout Indebtedness to Sponsors included in the Escrow Fund by any Indemnifying Stockholder shall be treated as Escrow Cash of such Indemnifying Stockholder and reflected in such Indemnifying Stockholder’s “Percentage Interest in Escrow Cash”. "Total Escrow Mix" means the proportion of the total value of the Escrow Fund represented by Escrow Cash, on the one hand, and Escrow Shares, on the other hand (valued at the Reference Price). With respect to any Sponsor, the portion of any distribution to be made out of Escrow Cash to a NetScout Indemnified Party shall be effected first by distributions of NetScout Indebtedness to Sponsors in respect of such Sponsor in accordance with the last sentence of Section 3(d)(iii) and, once no further distributions of NetScout Indebtedness to Sponsors are possible, by distributing Escrow Cash in respect of such Sponsor.

(ii)         Any distributions from the Escrow Fund to the Indemnifying Stockholders shall be made in proportion to the "Total Percentage of Escrow Fund" of each Indemnifying Stockholder as set forth on Attachment A hereto. With respect to each Indemnifying Stockholder, such distribution shall be allocated between the Escrow Cash of such Indemnifying Stockholder (by reference to such Indemnifying Stockholder’s “Percentage Interest in Escrow Cash” as set forth on Attachment A) and, if applicable, the Escrow Shares of such Indemnifying Stockholder (by reference to such Indemnifying Stockholder’s “Percentage Interest in Escrow Shares” as set forth on Attachment A) in proportion to the relative value of such Escrow Cash and such Escrow Shares (valued at the Reference Price). If any NetScout Indebtedness to Sponsors is to be distributed from the Escrow Fund to an Indemnifying Stockholder that is a Sponsor, such NetScout Indebtedness to Sponsors shall only be distributed to such Sponsor that substituted such NetScout Indebtedness to Sponsors for Escrow Cash (with such NetScout Indebtedness to Sponsors being treated as Escrow Cash and included under such Sponsor’s “Percentage Interest in Escrow Cash” for purposes of determining the amount to be distributed from the Escrow Fund to such Sponsor).

(iii)        For purposes of effecting any distributions from the Escrow Fund pursuant to this Agreement, any NetScout Indebtedness to Sponsors deposited into the Escrow Fund by any Indemnifying Stockholder may be apportioned to allow for distributions of the amount of NetScout Indebtedness to Sponsors prescribed by this Agreement. NetScout and the Stockholders Representatives agree to use reasonable best efforts to replace the note(s) evidencing the NetScout Indebtedness to Sponsors in the Escrow Fund at any time with note(s) correctly apportioned to facilitate distributions of the amount of NetScout Indebtedness to Sponsors prescribed by this Agreement, and the Escrow Agent will allow for any such replacement agreed to by NetScout and the Stockholders Representatives. Upon receipt of such replacement notes, the Escrow Agent shall distribute the NetScout Indebtedness to Sponsors on the terms and subject to the conditions set forth in this Agreement. In the event any Indemnifying Stockholder’s NetScout Indebtedness to Sponsors is required to be distributed from the Escrow Fund to a NetScout Indemnified Party pursuant to this Agreement and the Merger Agreement, following apportionment of such Indemnifying Stockholder’s NetScout Indebtedness to Sponsors as prescribed by this Section 3(d)(iii), the Escrow Agent shall release from the Escrow Fund the portion of such NetScout Indebtedness to Sponsors having an aggregate principal value equal to the amount to be distributed to such NetScout Indemnified Party, and the Escrow Agent shall promptly deliver to such NetScout Indemnified Party by certified first class mail to the address provided by NetScout such NetScout Indebtedness to Sponsors.

(iv)        For all purposes under this Agreement, the NetScout Indebtedness to Sponsors shall be valued based on the aggregate principal amount of such NetScout Indebtedness to Sponsors as of each date of determination of value (excluding all accrued and unpaid interest and premium thereon). The Escrow Agent may request from the Stockholder Representatives a certification as to the principal amount outstanding with respect to NetScout Indebtedness to Sponsors as of any such date of determination of value.

The Escrow Agent shall withhold the distribution of the portion of the Escrow Fund otherwise payable to an Indemnifying Stockholder who has not, according to a written notice provided by NetScout to the Escrow Agent and the Stockholders Representatives, at least three (3) Business Days prior to such distribution, surrendered his, her or its stock certificates formerly representing shares of stock of NetGen to the Exchange Agent in accordance with the terms and conditions of the Merger Agreement. Any such withheld amounts shall be delivered to NetScout promptly after the Termination Date, and shall be delivered by NetScout to the Indemnifying Stockholders to whom such amounts would have otherwise been distributed promptly upon surrender of such certificates to the Exchange Agent in accordance with the terms and conditions of the Merger Agreement. Distributions to any such Indemnifying Stockholder shall be made by certified first class mail to the address of such Indemnifying Stockholder shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder). The Escrow Agent has the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by law. Each of NetScout and the Stockholders

Representatives shall provide notice to the Escrow Agent (with a concurrent copy to the other parties) to the extent that it is aware of any such withholding obligations.  To the extent that amounts are so withheld, such withheld amounts shall be treated as having been delivered to the Indemnifying Stockholder in respect of which such deduction and withholding was made.

(e)	Mechanics of Distribution to Indemnifying Stockholders.

(i)                Any distribution by the Escrow Agent of all or a portion of the Escrow Shares to the Indemnifying Stockholders shall be made by delivery of the stock certificate held by the Escrow Agent representing the Escrow Shares to NetScout’s transfer agent, endorsed for transfer, with instruction to the transfer agent to transfer and issue the aggregate number of Escrow Shares being distributed, allocating such Escrow Shares among each Indemnifying Stockholder based upon his, her or its “Percentage Interest in Escrow Shares” as set forth on Attachment A, in each case by issuing to each such Indemnifying Stockholder a stock certificate representing such allocated shares, registered in such Indemnifying Stockholder’s name set forth on Attachment A and mailed by certified first class mail to such Indemnifying Stockholder’s address as set forth on Attachment A (or to such other address as such Indemnifying Stockholder may have previously instructed the Escrow Agent in writing); provided that if less than all of the then remaining Escrow Shares are to be so distributed and transferred, the Escrow Agent shall instruct the transfer agent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining Escrow Shares. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the transfer agent in connection with the foregoing. Any distributions of Escrow Shares to a NetScout Indemnified Party shall be rounded to the nearest whole share, a fractional share of 0.5 or greater being rounded up to an additional whole share.

(ii)               Any distribution by the Escrow Agent of all or a portion of the Escrow Cash to any Indemnifying Stockholder shall be made to such Indemnifying Stockholder in the form of a check issued by and drawn on the Escrow Fund mailed by certified first class mail to such Indemnifying Stockholder’s address set forth on Attachment A (or to such other address as such Indemnifying Stockholder may have previously instructed the Escrow Agent in writing).

(iii)             Any distribution by the Escrow Agent of any NetScout Indebtedness to Sponsors that constitutes part of the Escrow Fund in respect of any Indemnifying Stockholder shall be made to such Indemnifying Stockholder by certified first class mail to the address set forth on Attachment A for such Indemnifying Stockholder (or to such other address as such Indemnifying Stockholder may have previously instructed the Escrow Agent in writing).

4.	Investment of Escrow Cash.

(a)      Permitted Investments. Any Escrow Cash in the Escrow Fund shall be initially invested by the Escrow Agent in the Escrow Agent’s Insured Money Market Account (“IMMA”), as described in Attachment B hereto. The Stockholders Representatives may provide instructions changing the investment of the Escrow Cash in the Escrow Fund (subject to applicable minimum investment requirements) by the furnishing of a written direction to the Escrow Agent; provided that such investments and reinvestments shall be limited, to the extent permitted by law and as directed by the Stockholders Representatives, to (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations (including certificates of deposit and bankers’ acceptances) of domestic commercial banks which at the date of their last public reporting had total assets in excess of $500,000,000, (iii) commercial paper rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa and (iv) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clauses (i), (ii) and (iii). Absent receipt of specific written investment instructions from the Stockholders Representatives, the Escrow Agent shall invest the Escrow Cash in the IMMA. If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as permitted investments. Notwithstanding the foregoing, permitted investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent’s Corporate Trust Services. The parties acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant them the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the Parties with periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent hereunder. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

(b)     Tax Reporting. The parties hereto agree that (i) the Indemnifying Stockholders shall be treated as the owners of all property and amounts held in the Escrow Fund, (ii) any interest and other amounts earned on the Escrow Fund or with respect thereto (excluding any interest and premiums on any NetScout Indebtedness to Sponsors, which interest and premiums shall be paid to the holders of such NetScout Indebtedness to Sponsors in accordance with the terms thereof and not constitute Taxable Income or part of the Escrow Fund) (all such interest and other amounts, “Taxable Income”), until the Termination Date, shall be reported as taxable income or gain of the Indemnifying Stockholders, based on the percentages set forth on Attachment A, (iii) the Indemnifying Stockholders shall take into account, be responsible for and pay when due all Taxes attributable to Taxable Income; and (iv) any distribution from the Escrow Fund to a NetScout Indemnified Party shall be treated by such party in accordance with Section 9.05(h) of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, Taxable Income shall not constitute part of the Escrow Fund, and the Escrow Agent shall distribute to each Indemnifying Stockholder (subject to such Indemnifying Stockholder’s compliance with Section 4(c) hereof), promptly after the end of each calendar year, a portion of the Taxable Income accrued during such calendar year equal to the sum of (A) if any such Taxable Income is attributable to Escrow Cash, the product of (x) such Indemnifying Stockholder’s “Percentage Interest in Escrow Cash” as set forth on Attachment A and (y) the aggregate amount of Taxable Income attributable to Escrow Cash accrued during such calendar year, and (B) if any such Taxable Income is attributable to Escrow Shares, the product of (x) such Indemnifying Stockholder’s “Percentage Interest in Escrow Shares” as set forth on Attachment A and (y) the aggregate amount of Taxable Income attributable to Escrow Shares accrued during such calendar year.

(c)      Certification of Tax Identification Number. Each of NetScout, the Stockholders Representatives and the Indemnifying Stockholders (and any successor or transferee of each of them as permitted by this Agreement) shall deliver to the Escrow Agent a signed Form W-9 (or Form W-8, in the case of non-U.S. persons); it being understood that if any such Person does not deliver such form to the Escrow Agent, then the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any payment to such Person made pursuant this Agreement. Any and all tax informational statements required to be delivered with respect to any income earned by, or payments made from, the Escrow Fund shall be prepared, delivered and filed by the Escrow Agent.

5.                    Fees and Expenses. NetScout shall compensate the Escrow Agent for its services hereunder in accordance with Attachment C attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Attachment C are hereby incorporated into this Agreement by this reference and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 5 shall be payable by NetScout upon demand by the Escrow Agent. The obligations of NetScout under this Section 5 shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

6.	Indemnification of Escrow Agent; Limitation of Escrow Agent’s Liability.

(a)     The Escrow Agent shall be indemnified, severally and not jointly, by NetScout, on one hand, and the Indemnifying Stockholders, on the other hand, and held harmless against any and all liabilities, including judgments, costs and reasonable attorneys’ fees, for anything done or omitted by the Escrow Agent in the performance of this Agreement, except as a result of the willful misconduct, gross negligence or bad faith of the Escrow Agent or the Escrow Agent’s failure to perform an express obligation under this Escrow Agreement. All such reimbursements and indemnifications under this Section 6(a) shall be paid 50% by NetScout and 50% by the Indemnifying Stockholders as a group (with each Indemnifying Stockholder responsible for its pro rata share of any such obligations based such Indemnifying Stockholder’s “Total Percentage of Escrow Fund”). Without limiting the foregoing, from and at all times after the date of this Escrow Agreement, NetScout, on the one hand, and the Indemnifying Stockholders, on the other hand, shall severally and not jointly, to the fullest extent permitted by law, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, NetScout or the Indemnifying Stockholders, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation including, without limitation, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the willful misconduct, gross negligence or bad faith of such Indemnified Party. Obligations of the Indemnifying Stockholders under this Section 6(a) shall be first satisfied from the Escrow Fund. Upon receipt by the Escrow Agent of either (i) a written instrument delivered to the Escrow Agent that is executed by both NetScout and the Stockholders Representatives and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund pursuant to this Section 6(a), or (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either NetScout or the Stockholders Representatives, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund pursuant to this Section 6(a), the Escrow Agent is authorized to deduct such amount from the Escrow Fund and pay such amount to the Escrow Agent with respect to the indemnification obligations of the Indemnifying Stockholders pursuant to this Section 6(a). In the event that there is a dispute between the Escrow Agent, NetScout and the Indemnifying Stockholders with respect to amounts payable to the Escrow Agent pursuant to this Section 6(a), the Escrow Agent shall be entitled to withhold from any disbursement from the Escrow Fund pursuant to this Agreement such disputed amount during the pendency of such dispute. To the extent the obligations of the Indemnifying Stockholders under this Section 6(a) exceed the amount of the Escrow Fund, the Indemnifying Stockholders shall, severally and not jointly, be responsible for such excess obligations (with each Indemnifying Stockholder responsible for its pro rata share of any such obligations based such Indemnifying Stockholder’s “Total Percentage of Escrow Fund”). The obligations of NetScout and the Indemnifying Stockholders under this Section 6(a) shall survive the termination of this Escrow Agreement.

(b)     The parties agree that the payment by NetScout or the Indemnifying Stockholders of any claim by the Escrow Agent for indemnification shall not impair, limit, modify or affect, as between NetScout and the Indemnifying Stockholders, the respective rights and obligations of NetScout, on the one hand, and the Indemnifying Stockholders, on the other hand, under the Merger Agreement.

(c)     The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties or obligations shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, except to the extent necessary to determine the meaning of capitalized terms defined by reference to the Merger Agreement. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s willful misconduct, gross negligence or bad faith was the primary cause of any loss to NetScout or the Indemnifying Stockholders. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Escrow Agreement. The Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent may rely upon any notice, instruction, request, calculation of Reference Price or valuation of NetScout Indebtedness to Sponsors, or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, this Escrow Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute as to the construction of any of the provisions hereof or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the written opinion or instruction of such counsel. The reasonable fees and expenses of any such counsel shall be paid by NetScout.

(d)     The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Fund, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Fund is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(e)     The Escrow Agent shall render monthly statements on the Escrow Fund activity and shall deliver to NetScout and the Stockholders Representatives promptly after the end of each calendar month prior to termination of this Escrow Agreement such statements describing all activity with respect to the Escrow Fund during such calendar month.

(f)      If, at any time, (i) there shall exist any dispute between NetScout and the Stockholders Representatives with respect to the holding or disposition of all or any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or (ii) the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(1) suspend the performance of any of its obligations (including, without limitation, any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the reasonable satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); and/or

(2) after giving prior written notice to NetScout and the Stockholders Representatives, petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, the Escrow Fund.

The Escrow Agent shall have no liability to NetScout or the Indemnifying Stockholders, their respective stockholders or members or any other person with respect to any such suspension of performance or petition to a court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.

(g)     The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement, calculation or other documents believed by it to be genuine and duly authorized, nor for other action or inaction, except its own willful misconduct, gross negligence or bad faith. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

7.                    Stockholders Representatives. The Stockholders Representatives shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Stockholders Representative hereunder shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Stockholders Representatives shall have full power and authority to interpret all of the terms and provisions of this Agreement on behalf of the Indemnifying Stockholders, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors. The Escrow Agent may rely on the Stockholders Representatives as the exclusive agent of the Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon. In the event of the death or permanent disability of a Stockholders Representative, or his, her or its resignation as a Stockholders Representative, a successor Stockholders Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of NetGen held by such Indemnifying Stockholder immediately prior to the effective time of the Merger. Each successor Stockholders Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders Representatives, and the term “Stockholders Representative” as used herein shall be deemed to include such successor Stockholders Representative.

8.                    Termination. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement; provided that the provisions of Sections 5, 6, 7 and 10 shall survive such termination.

9.                    Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity hereunder, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 30 days’ prior to the date when such resignation shall take effect. NetScout may appoint a successor Escrow Agent with the consent of the Stockholders Representatives, which consent shall not be unreasonably withheld so long as such successor is a bank with assets of at least $500 million. If, within such notice period, NetScout provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Fund to such designated successor. If no successor Escrow Agent is named as provided in this Section 9 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

10.	General.

(a)     Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof.

(b)     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns; provided that any assignment, by operation of law or otherwise (except as set forth in Sections 7, 9 and 13), by any party hereto shall require the prior written consent of each of the other parties hereto and any purported assignment without such consent shall be null and void.

(c)      Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed signature pages transmitted by facsimile or electronic mail shall constitute duly executed signature pages for all purposes hereof.

(d)     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)      Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier (charges prepaid) or certified or registered mail (postage prepaid and return receipt requested), as follows:

If to NetScout:	Copy to:

NetScout Systems, Inc.	Cooley Godward Kronish LLP
310 Littleton Road	The Prudential Tower
Westford, Massachusetts 01886	800 Boylston Street, 46th Floor
Attn.: President and Chief Executive Officer	Boston, MA 02199
Attn: Miguel J. Vega

If to Stockholders Representative No. 1:	Copy to:

Silver Lake Partners, L.P.	Simpson Thacher & Bartlett LLP
2775 Sand Hill Road, Suite 100	2550 Hanover Street
Menlo Park, California 94025	Palo Alto, California 94304
Attn: General Counsel	Attn: Chad Skinner

If to Stockholders Representative No. 2:	Copy to:

TPG Starburst IV, LLC	Simpson Thacher & Bartlett LLP
301 Commerce Street	2550 Hanover Street
Suite 3300	Palo Alto, California 94304
Fort Worth, TX 76102	Attn: Chad Skinner
Attn: John Viola

If to the Escrow Agent:

U.S. Bank National Association
Corporate Trust Services
One Federal Street, 3rd Floor
Boston, MA 02110
Attn: Alison D. B. Nadeau (NetScout/Network 2007 Escrow)

Any party hereto may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section.

(f)      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(g)     Amendments and Waivers. This Agreement may be amended only with the written consent of NetScout, the Escrow Agent and the Stockholders Representatives. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h)     Submission to Jurisdiction. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in State of Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10(e), provided that nothing in this Section 10(h) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

(i)      Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

11.                  Customer Identification Program. Each of the Parties acknowledge receipt of the notice set forth on Attachment D attached hereto and made part hereof and that information may be requested by the Escrow Agent to verify identities.

12.                  Effective Date. The provisions of this Agreement, other than Sections 10(f) and 10(h), shall become effective upon consummation of the Merger as contemplated by the Merger Agreement, and prior to such time shall have no force or effect; provided that NetScout and the Stockholder Representative shall give written notice to the Escrow Agent of the date upon which the Merger is consummated. The provisions of Sections 10(f) and 10(h) of this Agreement shall become effective as of the date hereof.

13.                  Change of Control of the Escrow Agent. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further action by the parties hereto; provided that the Escrow Agent or any such successor entity shall provide written notice of the occurrence of any such event to the other parties hereto, which notice shall include the address to which notices under this Agreement should be sent.

[Signature page immediately follows.]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil Singhal
Name:	Anil Singhal
Title	President & Chief Executive Officer
[Signature Page to the Escrow Agreement]

SILVER LAKE PARTNERS, L.P.

By:	Silver Lake Technology Associates, L.L.C., its General Partner

By: Name:	/s/ Kenneth Hao Kenneth Hao
Title:	Managing Director
[Signature Page to the Escrow Agreement]

TPG STARBURST IV, LLC

By:	TPG Partners IV, L.P., its Manager

By:	TPG GenPar IV, L.P., its General Partner

By:	TPG Advisors IV, Inc., its General Partner

By: Name:	/s/ Dick Boyce Dick Boyce
Title	Partner

[Signature Page to the Escrow Agreement]

U.S. BANK NATIONAL ASSOCIATION

By: Name:	/s/ Alison D.B. Nadeau Alison D.B. Nadeau
Title	Vice President
[Signature Page to the Escrow Agreement]

Attachment A

Name of Indemnifying Stockholder	Address	Percentage Interest in Escrow Cash	Percentage Interest in Escrow Shares	Total Percentage of Escrow Fund	Principal Amount of NetScout Indebtedness to Sponsors deposited into Escrow Fund (if applicable)

		_______	_______	_______	____________________
		100.00%	100.00%	100.00%

Attachment B

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT

DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. The deposit account is insured by the Federal Deposit Insurance Corporation up to $100,000.

Attachment C

U.S. BANK SCHEDULE OF FEES

NETSCOUT / NETGEN ESCROW

Acceptance Fee:	Waived

ANNUAL ESCROW AGENT FEE:	$3,500.00 per year or part thereof

EXTRAORDINARY ADMINISTRATIVE EXPENSES:

Fees for services not specifically set forth in this schedule will be determined by appraisal. Such services may include, but not be limited to, additional responsibilities and services incurred in connection with solicitation of consents to amend the governing documents, tender/exchange offers for the securities, unusual cash and/or investment transactions, calculations, reports or notices, or in case of early termination, litigation, restructuring or default.

OUT-OF-POCKET EXPENSES:

Any out-of-pocket expenses incurred by us will be billed at cost. These items will include, but not be limited to, legal costs, travel expenses, document duplication and facsimiles, courier services, etc.

ESCROW AGENT'S COUNSEL:

Escrow Agent will engage Leslie Davenport of Shipman & Goodwin as counsel. Escrow Agent’s Counsel fees and disbursements will be billed at cost.

BILLING AND PAYMENTS:

The Acceptance Fee, first year’s Annual Fee, and counsel fees will be payable upon closing. Subsequent Annual Fees will be payable in advance at each anniversary of closing date. Other fees, charges and reimbursements will be billed as incurred. All fees are guaranteed for two years from date of the closing. Annual fees are not pro-rated for less than a year.

GOOD FUNDS AVAILABILITY:

Funds to pay debt service on depository-eligible or book-entry securities must be on deposit in sufficient time to ensure compliance with the Same Day Funds Payment Guidelines promulgated by the securities depositories and the SEC. Funds to make all other payments must be on deposit in sufficient time to avoid Daylight Overdrafts under Fed Guidelines.

NOTE:

The transaction that is the subject of this proposal, and all related legal documentation, is subject to review and acceptance by U.S. Bank in accordance with its policies and procedures. Should the actual transaction materially differ from the assumptions used herein, U.S. Bank reserves the right, in its sole discretion, to modify or withdraw this proposal. Reasonable adjustments to the fees and charges set forth herein may be made at any time. After acceptance of this proposal and commencement of review and negotiation of documents, if the transaction fails to close for reasons beyond the control of U.S. Bank, the party requesting these services shall pay U.S. Bank Corporate Trust Service’s acceptance fee, legal fees and out-of-pocket expenses. This proposal is a confidential document and should not be duplicated and/or distributed.

Attachment D

CUSTOMER IDENTIFICATION PROGRAM NOTICE

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. Such documentation may include, but is not limited to, Certificates of Good Standing from the appropriate Secretary of State, certified copies of Partnership Agreements, Trust Agreements or other formation agreements or documents. For companies whose equity securities are publicly traded, these requirements can be met with evidence of regulatory filings with the Securities and Exchange Commission as found on their EDGAR database. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

For individuals, a copy of a government–issued identification, such as a driver’s license or passport, is required to establish identity for the primary party responsible for the account, such as the Shareholder Representative, as a signing party to the governing documents. Additionally, any individual involved in the transaction will be required to proved a certified Tax Identification Number on IRS Form W-9, or Form W-8 for non-US Persons.

Any capitalized term used without definition in this Attachment D is used with the meaning assigned to such term in the Escrow Agreement of which this Attachment D is a part.